EXHIBIT 10.3

MINERALS TECHNOLOGIES INC. NONFUNDED DEFERRED
COMPENSATION AND SUPPLEMENTAL SAVINGS PLAN

     1.     Each Member of the Minerals Technologies Inc. Savings and Investment Plan (the "Savings and Investment Plan") who is or will be prevented, because of the restrictions of Section 415 and Section 401(a)(17) of the Internal Revenue Code of 1986, as amended from time to time (the "Internal Revenue Code"), from contributing on a pre-tax or post-tax basis to the Savings and Investment Plan up to six per cent (6%) of annual Regular Earnings or, if greater, the percentage of Regular Earnings permitted to Members of the Savings and Investment Plan who are "highly compensated," as that term is defined under Section 414(q) of the Internal Revenue Code, may elect on or before the last day of any calendar year to defer, beginning with the following calendar year, payment of up to the greater of (a) six per cent (6%) or (b) that percentage of his or her future Regular Earnings, in whole percents, that he or she would otherwise have been able to so contribute on a before-tax basis to the Savings and Investment Plan, until he or she ceases to be a Member of the Savings and Investment Plan; provided, however, that the amount so deferred plus the amount contributed under the Savings and Investment Plan shall not exceed the greater of (a) six per cent (6%) or (b) that percentage, of his or her future Regular Earnings, in whole percents, that he or she would otherwise have been able to so contribute on a before-tax basis to the Savings and Investment Plan. At the election of the affected Member, this deferral shall be credited to his or her account with the Company in the dollar amount of the deferred Regular Earnings or as the number of units (calculated to the nearest thousandth of a unit) produced by dividing the dollar amount of Regular Earnings deferred by the closing market price of the Company's Common Stock on the last business day of the month in which the payment of such Regular Earnings would otherwise have been made, as published in The Wall Street Journal in its report of New York Stock Exchange Composite Transactions. Company matching contributions and forfeitures shall be held in the general funds of the Company and shall be credited to the affected Member's account in the form of units only, calculated as described above.

     If the restrictions of Section 415 and Section 401(a)(17) of the Internal Revenue Code prevent a Member of the Savings and Investment Plan from receiving any Company matching contributions or employee forfeitures under the Savings and Investment Plan, any amount that would have been contributed on that Member's behalf to the Savings and Investment Plan by the Company as a matching contribution and any amount that would have been credited to that Member by way of forfeitures, if it were not for such restrictions, shall be credited to the affected Member hereunder. Company matching contributions and/or forfeitures shall be held in the general funds of the Company and shall be credited to the affected Member's account in the form of units only.

     Any election by a Member of the Savings and Investment Plan to defer a percentage of his or her Regular Earnings as provided for above, shall be made by written notice directed to the Vice President-Organization and Human Resources of the Company. Any such election may be terminated, or may be modified as to the amount of deferral (in whole percents of Regular Earnings only) or as to the form of deferral (whether dollars or units) with regard to future Regular Earnings, commencing with the following calendar year, upon written notice directed to the Vice President-Organization and Human Resources of the Company on or before the last day of the calendar year preceding the calendar year in which such Regular Earnings would otherwise be payable. Changing the form of deferral (whether dollars or units) of amounts previously deferred may be done as of the last business day of any calendar month, by notice in writing to the Vice President-Organization and Human Resources of the Company before such date.

     2.     All Regular Earnings deferred by a Member hereunder and all Company matching contributions and forfeitures shall be held in the general funds of the Company for the account of the Member. The dollar amounts in the Member's account shall be credited with interest at a rate equal to the rate of return on Fund I of the Savings and Investment Plan for the corresponding period. The units in the Member's account shall be marked to market monthly. In addition, whenever a dividend is declared on the Company's Common Stock, the number of units in the Member's account shall be increased by the result of the following calculations: (i) the number of units in said account multiplied by any cash dividend declared by the Company on its Common Stock, divided by the closing market price of such Common Stock on the related dividend record date; and/or (ii) the number of units in said account multiplied by any stock dividend declared by the Company on a share of its Common Stock. In the event of any change in the number of outstanding shares of the Common Stock of the Company including a stock split or splits, other than a stock dividend as provided above, an appropriate adjustment shall be made in the number of units credited to said account.

     3.     (a)     Lump sum Payment.     A Member eligible for benefits under this plan shall receive his or her payment in a single lump sum, as early as administratively practicable in the January of the calendar year next following his or her termination of employment, unless he or she elects to receive payment in equal annual installments under paragraph (b) below, or to receive a "same-year payment" under paragraph (c) below.

          (b)     Installment Payments.     A Member taking retirement under the Minerals Technologies Inc. Retirement Plan (the "Retirement Plan"), or his or her beneficiary, may receive payments in equal annual installments over a period of up to ten years, as determined by the employee, if (i) the Member elects to do so, or modifies a previous election in order to do so, at least ninety days prior to his or her retirement and (ii) as of the first business day of the January following such Member's retirement or death, the benefit to which he or she is entitled under this plan is at least $100,000. No payments under this paragraph (b) shall be made prior to the Member's next taxable year following retirement. All such future payments shall be made as early as administratively practicable in the January following retirement and each succeeding January, in accordance with the Company's procedures, until all installments have been paid.

          (c)     Same-year Payment.     A Member eligible for retirement under the Retirement Plan who wishes to receive, or for his or her beneficiary to receive, a payment in the year of the Member's termination must elect to do so no later than October 1 of the year preceding his or her scheduled retirement date. Any such payment will be in a lump sum, made as soon after the date of the Member's retirement as is administratively practicable.

          (e)     Valuation.     (i) To the extent that a Member's account has been credited with units calculated as provided in paragraph 2, the amount payable to the Member shall be determined by multiplying the number of such units by the closing market price of the Company's stock on the first business day of the January following termination of employment, as published in The Wall Street Journal in its report of New York Stock Exchange Composite Transactions; interest on dollars in the employee's account will be credited with interest to the same date. (ii) Benefits paid as same-year payments will be valued as of the date of retirement, or the next business day if the date of retirement is not a business day. (iii) Other benefits shall be valued as of the first business day of the January following the date of termination of employment, in accordance with the administrative procedures of the Company.

     4.     A Member who is entitled to receive benefits hereunder who dies prior to terminating employment or who terminates his or her employment because he or she becomes disabled shall be paid all such benefits in a single lump sum as soon as reasonably practicable following such death or termination, without regard to any prior election made under paragraph 3, above. If a Member who elects to receive annual installment payments dies after such annual payments have begun, the balance of such annual payments shall be made to his or her designated beneficiary or beneficiaries under the Savings and Investment Plan, or to his or her estate if no beneficiary or beneficiaries are named under the Savings and Investment Plan or if the named beneficiary or beneficiaries have predeceased him. If a Member wishes to designate a different beneficiary or beneficiaries than are provided for by the method set forth above, he or she may do so by written notice to the Vice President-Organization and Human Resources of the Company. At any time, and from time to time, any such designation may be changed or cancelled by the Member without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice delivered to the Vice President-Organization and Human Resources of the Company and shall not be effective until received by the Vice President-Organization and Human Resources of the Company. If an affected Member designates more than one beneficiary, any payments to such beneficiaries shall be made in equal shares unless the affected Member has designated otherwise.

     5.     A Member's election to defer receipt of a portion of his or her Regular Earnings shall continue until he or she ceases to be a Member of the Savings and Investment Plan unless he or she earlier terminates such election with respect to future compensation by written notice delivered to the Vice President-Organization and Human Resources of the Company. Any such notice shall become effective as of the end of the calendar year in which such notice is received by the Vice President-Organization and Human Resources. Amounts credited to the account of an affected Member prior to the effective date of such notice shall not be affected thereby and shall be paid to him or her in accordance with paragraph 1, paragraph 3 or paragraph 4, as appropriate.

     6.     The right of a Member to any amounts credited to him or her hereunder shall not be subject to assignment. If a Member does assign his or her right to any amounts credited to his or her account, the Company may disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment had been made.

     7.     Unless indicated to the contrary by the context in which used herein, all capitalized terms shall have the meanings assigned to them in the Savings and Investment Plan.

     8.     This Minerals Technologies Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan shall be governed and construed in accordance with the laws of the state of Delaware.

(April 2003)